PROSPECTUS

PROFIRE ENERGY, INC.

2,172,405 SHARES OF COMMON STOCK

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This prospectus relates to the sale, transfer or distribution of up to 2,172,405 shares of our common stock, par value $0.001 per share, of Profire Energy, Inc. by the selling stockholders described herein. The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on The NASDAQ Capital Market under the symbol “PFIE”. On July 7, 2014, the closing price of our common stock was $4.66 per share.

We issued the 2,172,405 shares of common stock covered by this prospectus in a private placement completed on November 18, 2013 (the “Private Placement”) pursuant to the terms of a purchase agreement dated as of November 12, 2013 (the “Purchase Agreement”) by and among us and the investors referred to therein.

We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders. The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling shareholder’s sole discretion, subject to certain restrictions. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.  The shares offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers, or other agents. If any underwriters or agents are involved in the sale of any shares with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement.
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INVESTING IN OUR SECURITIES INVOLVES RISKS.  YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 5 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 8, 2014

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

PROSPECTUS SUMMARY	2

RISK FACTORS	5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	16

USE OF PROCEEDS	17

SELLING STOCKHOLDERS	17

DESCRIPTION OF CAPITAL STOCK	19

PLAN OF DISTRIBUTION	21

LEGAL MATTERS	23

EXPERTS	23

WHERE YOU CAN FIND MORE INFORMATION	23

MATERIAL CHANGES	23

INCORPORATION BY REFERENCE	24

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process.  Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of common stock, as described in this prospectus, in one or more offerings. To the extent we file any prospectus supplements, such prospectus supplements may add, update, or change information contained in this prospectus to the extent permitted by the Securities Act of 1933, as amended, or the Securities Act. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

We and the selling stockholders have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement.  The selling stockholders are offering to sell, and seeking offers to buy, the shares of common stock, as described in this prospectus, only in jurisdictions where offers and sales are permitted.  You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities sold on a later date.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including the risks discussed under the caption “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in or incorporated by reference into this prospectus, for important information regarding our company and our common stock before making the decision to invest.

Overview

We were originally incorporated in the State of Nevada on May 5, 2003. Since October 2008, we have been engaged in the business of developing combustion management technologies for the oil and gas industry.

Principal Products and Services

We design, assemble, install, service, and sell oilfield combustion management technologies and related products such as fuel train components, secondary airplates, and valve actuators. Our products and services aid oil and natural gas producers in the safe and efficient transportation, refinement, and production of oil and natural gas. Our primary products are burner management systems, as described below.

In the oil and natural gas industry there are numerous demands for heat generation and control. Oilfield vessels of all kinds, including line-heaters, dehydrators, separators, treaters, amine reboilers, and free-water knockout systems, require sources of heat to satisfy their various functions, which heat is provided by a burner flame inside the vessel. A burner flame is integral to the proper function of the oilfield vessel because the vessels use the flame’s heat to help separate, store, transport and purify oil and gas (or even water). The viscosity of the oil and gas is critical to a number of oilfield processes, and is directly affected by the heat provided by the burner flame inside the vessel.
Our products help monitor and manage this burner flame, reducing the need for employee interaction with the burner, such as for re-ignition or temperature monitoring. As a result, oil and gas producers achieve greater operational efficiencies, increased safety, and improved compliance. We believe there is a growing trend in the oil and gas industry toward process automation, and burner management automation fits squarely within this trend. Also, there is an increasing need for skilled combustion technicians. In addition to selling products, we train and dispatch combustion technicians to address this industry need in both Canada and throughout the continental United States.

Before we began designing and selling burner management products, our primary focus was on providing installation and maintenance services for the products and systems of other manufacturers. After providing installation and maintenance services for several years, we decided to pursue the development of burner management technologies for the oil and gas industry, and we began work on a proprietary burner management system to monitor and manage the burner flames used in oilfield vessels. Our principal objectives in developing our proprietary burner management system were to:

•	provide a safe, efficient and code-compliant method to monitor and/or manage burner flames in the industry; and

•	ensure the system could be easily controlled by oilfield operators.

With these objectives in mind, we initially developed the PF1100 burner management system in 2005. During our fourth fiscal quarter 2011, we introduced the PF2100 burner management system. The PF2100 offered increased expandability, remote access and data logging features compared to the PF1100 model. The PF2100 system has proven more versatile and capable than the PF1100, and allows the end-user to more easily manage a wider variety of combustion vessels. It also complies with Canadian Standards Association (“CSA”) and Underwriters Laboratories (“UL”) ratings. While we still support our Profire 1100 system, we no longer sell it.

During our second fiscal quarter of 2013, we released the PF1300. The PF1300 is a new flare-ignition system that provides fundamental ignition capabilities for combustor and open-flare vessels, and can relay flame-status.

In May 2013, we expanded our product line, announcing the PF1800. The PF1800 is a mid-range burner management system option that provides fundamental burner management functionality, such as burner re-ignition and temperature management. As a simplified burner management system, we do not expect the PF1800 to become a flagship product but rather to fill a void in the industry’s burner management needs. The PF1800 became available for sale in June 2013.

Our systems have become widely used in Western Canada, and well-received in the United States market, with sales to such companies as Chesapeake, Anadarko, Exxon-Mobil, Shell, ConocoPhillips, Devon Energy, Petro-Canada, Encana and others, often delivered by one of our distributors, such as Cameron. Our systems have also been sold and installed in other parts of the world, including France, Italy, England, Russia, the Middle East, Australia, China, and Brazil.

We believe our burner management systems and flare-ignition system offer certain advantages to other burner management systems on the market including that they:

•	meet or exceed all current relevant codes and standards, while many competing products are not certified to industry codes;

•	are easily installed with clearly marked component I/O;

•	have easily accessible and removable terminal connections;

•	rapidly shut down on flame-out;

•	use DC voltage spark ignition;

•	accommodate solar panel or thermoelectric generator applications with a low-power design;

•	enable auto-relight or manual operation; and

•	include transient protected fail-safe circuits.

In addition to the PF2100 and PF1800 burner management systems and our PF1300 flare-ignition system, we design other technologies and products for sale, including:

•	specialized burner management systems intended for use in specific firetube vessels (e.g., incinerators);

•	valve train products, including valves, valve actuators, gauges, and installation products; and

•	miscellaneous components such as:

	o	solar-power generation kits;

	o	add-on cards to expand the functionality of a given system; and

	o	a proprietary airplate that meters secondary airflow to the burner, allowing for more optimized combustion and reduced emissions.

We continually assess market needs and look for opportunities to provide quality solutions to the oil and gas producing companies we serve. Upon identifying a potential market need, we begin researching the market and developing products that might have feasibility for future sale.

Corporate Information

Our principal executive offices are located at 321 South 1250 West, Suite 1, Lindon, Utah 84042. Our telephone number at that location is (801) 796-5127.

Recent Developments

On June 2, 2014, we filed a registration statement on form S-1 to register shares of our common stock with the Securities and Exchange Commission to be offered to the public by us and by certain selling stockholders named in the registration statement. We also filed amendments to such registration statement on June 19, 2014, June 24, 2014, June 25, 2014, and June 26, 2014. We estimate that our net proceeds from the sale of shares of our common stock by us pursuant to the registration statement will be approximately $16,430,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We expect to use the proceeds from the offering, to help fund Company growth initiatives.  Maxim Group LLC and Chardan Capital Markets, LLC are acting as the Joint Book Running Managers for the offering.

On November 12, 2013, we entered into a purchase agreement (the “Purchase Agreement”) with various institutional and individual accredited investors to raise gross proceeds of approximately $4.7 million in a private placement of 2,172,405 shares of our common stock at a per share price of $2.18 (the “Private Placement”).

On November 18, 2013, we completed the Private Placement. We received net proceeds of approximately $4.2 million from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use to fund our growth initiatives and for working capital purposes.

Chardan Capital Markets and Maxim Group LLC (the “Placement Agents”) acted as co-Placement Agents for the Offering. Profire paid 8% of the aggregate gross proceeds to the Placement Agents, to be split equally between them.  In addition, Profire paid to the Placement Agents restricted stock equal to four percent of the number of securities sold in the Private Placement, to be split equally between them.

We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under a registration rights agreement we entered into pursuant to the Purchase Agreement.

The Offering

Common stock offered by the selling stockholders	2,172,405 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholders

NASDAQ Capital Market symbol for our common stock	PIFE

Risk factors
See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discuss of the factors you should consider carefully before deciding to invest in shares of our common stock

RISK FACTORS

An investment in our common stock is risky. Prior to making a decision about investing in our common stock, you should carefully consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 30, 2014, and in our other filings with the SEC, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or otherwise incorporated by reference in this prospectus. The risks and uncertainties described below and in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or in the applicable prospectus supplement or our SEC filings or any such additional risks and uncertainties actually occur, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to our Business

Changes in the level of capital-spending by our customers could materially and adversely impact our business and financial condition.

Our principal customers are oil and natural gas exploration and production companies. Our results of operations and financial condition depend on the level of capital spending by our customers. The energy industry’s level of capital spending is tied to the prevailing commodity prices of natural gas and crude oil. Low commodity prices have the potential to reduce the amount of crude oil and natural gas that our customers can economically produce and volatility in commodity prices may make our customers reluctant to invest in oilfields where our products would be required. Although our products enhance the efficiency of producing wells, we believe a prolonged or substantial downturn in market price would lead to reductions or delays in the capital spending of our clients and therefore in the demand for our products and services, which could materially and adversely impact our results of operations, financial condition and cash flow.

Our business depends on spending by the oil and gas industry; this spending and our business may be materially and adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to transport, refine and produce oil and natural gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

•	merger and divestiture activity among oil and gas producers; and

•	governmental regulations.

The volatility of the oil and gas industry and the consequent impact on the transportation, refinement and production of oil and natural gas could cause a decline in the demand for our products and services, which could have a material adverse effect on our business.

Our assets and operations, as well as the assets and operations of our customers, could be adversely affected by weather and other natural phenomena.

Our assets and operations could be adversely affected by natural phenomena, such as tornados, earthquakes, wildfire, and landslides. A significant disruption in our operations or the operations of our customers due to weather or other natural phenomena could adversely affect our business and financial condition.

The attractive nature of the oilfield services industry could lead to an increase of direct competitors.

The oilfield services industry is highly competitive. As our segment within the oil and gas exploration and production industry grows and matures we expect additional companies will seek to enter this market. New entrants to our industry may be more highly capitalized, more experienced, better recognized or better situated to take advantage of market opportunities. Any failure by us to compete against current and future competitors could have a material adverse effect on our business, financial condition and results of operations.

Changes to governmental regulation of the oil and gas industry could materially and adversely affect our business.

If the laws and regulations governing oil and natural gas exploration and production were to become less stringent, we could experience a significant decline in the demand for our products, which we would expect would materially and adversely impact our results of operations and financial condition. These regulations are subject to change and new regulations may curtail or eliminate customer activities in certain areas where we currently operate. We cannot determine the extent to which new legislation may impact customer activity levels, and ultimately, the demand for our products and services.

Further, our operations are affected by local, provincial, state, federal and foreign laws and other regulations relating to gas and electric safety standards and the oil and gas industry, as well as laws and regulations relating to worker safety and potentially environmental protection. We cannot predict the level of enforcement of existing laws and regulations, how such existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on us, our business or financial condition.

Failure to comply with applicable environmental and other laws and regulations could adversely affect our business and harm our results of operations.

We use hazardous materials in our research and development and manufacturing processes, and, as a result, are subject to federal, state, local and foreign regulations governing the use, storage, handling and disposal of these materials and hazardous waste products that we generate. Although we believe that our procedures for using, handling, storing and disposing of hazardous materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. In the event of an accident, including a discharge of hazardous materials into the environment, we could be held liable for damages or penalized with fines, and the liability could exceed our insurance and other resources. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not materially increase in the future.

We are also subject to various other federal, state, local and foreign laws and regulations. Failure to comply with applicable laws and regulations, including new or revised safety or environmental standards, could give rise to significant liability and require us to incur substantial expenses and could materially harm our results of operations.

Our international operations involve additional risks not associated with our domestic operations.

We intend to continue our expansion into international oil and gas producing areas. The effect on our international operations from the risks we describe will not be the same in all countries and jurisdictions. The specific risks associated with our operations outside of the United States include risks of:

•	multiple, conflicting, and changing laws and regulations, export and import restrictions, and employment laws;

•	regulatory requirements, and other government approvals, permits, and licenses;

•	potentially adverse tax consequences;

•	political and economic instability, including wars and acts of terrorism, political unrest, boycotts, curtailments of trade and sanctions, and other business restrictions;

•	expropriation, confiscation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	difficulties and costs in recruiting and retaining individuals skilled in international business operations;

•	foreign exchange restrictions;

•	foreign currency fluctuations;

•	foreign taxation;

•	the inability to repatriate earnings or capital;

•	changing foreign and domestic monetary policies;

•	regional economic downturns; and

foreign governmental regulations favoring or requiring the awarding of contracts to local contractors or requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction that may harm our ability to compete.

Sanctions by the U.S. government against certain companies and individuals in Russia and Ukraine may hinder our ability to conduct business with potential or existing customers in these countries.

We currently derive a portion of our revenue from Russia. The continuation or escalation of the current geopolitical instability in Russia and Ukraine could negatively impact our operations, sales, and future growth prospects in that region. Recently, the U.S. government imposed sanctions through several executive orders restricting U.S. companies from conducting business with specified Russian and Ukrainian individuals and companies. The sanctions imposed by the U.S. government may be expanded in the future to restrict us from engaging with existing and potential customers. If we are unable to conduct business with new or existing customers or pursue opportunities in Russia or Ukraine, our business, including revenue, profitability and cash flows, could be adversely affected.

Our business has potential liability for litigation, personal injury and property damage claims assessments.

Most of our products are used in hazardous production applications and involve exposure to inherent risks, including explosions and fires, where an accident or a failure of a product could result in liability for personal injury, loss of life, property damage, pollution or other environmental hazards or loss of production. Litigation may arise from a catastrophic occurrence at a location where our equipment and services are used. This litigation could result in large claims for damages, including consequential damages, and could impair the market’s acceptance of our products. The frequency and severity of such incidents could affect our operating costs, insurability and relationships with customers, employees and regulators. These occurrences could have an adverse effect on us.

Our business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The oil industry experiences significant product liability claims. As an installer and servicer of oilfield combustion management technologies and related products, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our technology or products caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. In addition, we may be required to participate in recalls involving our products if any of our products prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results of operations.

Although we maintain insurance protection for certain risks in our business and operations, we are not fully insured against all possible risks, nor are all such risks insurable. It is possible an unexpected judgment could be rendered against us in cases in which we could be uninsured or underinsured and beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims and assessments that may arise.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we sell. Failure of our products to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Some of our products use equipment and materials that are available from a limited number of suppliers.

We purchase equipment provided by a limited number of manufacturers who specialize in combustion burner equipment. During periods of high demand, these manufacturers may not be able to meet our requests for timely delivery, resulting in delayed deliveries of equipment and higher prices for equipment. There are a limited number of suppliers for certain materials used in burner management systems, our largest product line. Although these materials are generally available, supply disruptions can occur due to factors beyond our control. Such disruptions, delayed deliveries, and higher prices could limit our ability to provide services or increase the costs of providing services, thus reducing revenues and profits.

Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

As part of our efforts to streamline operations and to cut costs, we outsource our manufacturing processes and other functions and continue to evaluate additional outsourcing. If our contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may preclude us from fulfilling our customers’ orders on a timely basis. The ability of these manufacturers to perform is largely outside of our control. Additionally, changing or replacing our contract manufacturers or other outsourcers could cause disruptions or delays.

Historically, we have been dependent on a few major customers for a significant portion of our revenue and our revenue could decline if we are unable to maintain those relationships, if customers reduce their orders for their products, or if we are unable to secure new customers.

Historically, we have derived a significant portion of our revenue from a limited number of customers. For the years ended March 31, 2014 and 2013, sales to our largest four customers accounted for approximately 47% and 37%, respectively, of our revenue. While we continually seek to broaden our customer base, it is likely that for the foreseeable future we will remain dependent on these customers to supply a substantial portion of our revenue. Relationships with our customers are based on purchase orders rather than long-term formal supply agreements and customers can discontinue or materially reduce orders without warning or penalty. Demand for our products is tied directly to the health of the oil industry. Accordingly, factors that affect the oil industry have a direct effect on our business, including factors outside of our control, such as sales slowdowns due to economic concerns, or as a result of natural disasters. The loss of one or more of our significant customers, or reduced demand from one or more of our significant customers, would result in an adverse effect on our revenue, our profitability, and our ability to continue our business operations.

We are exposed to risks of delay, cancellation, and nonpayment by customers in the ordinary course of our business activities.

We are exposed to risks of loss in the event of delay, cancellation, and nonpayment by our customers. Our customers are subject to their own operating and regulatory risks and may be highly leveraged. We may experience financial losses in our dealings with other parties. Any delay and any increases in the cancellation of contracts or nonpayment by our customers and/or counterparties could adversely affect our results of operations and financial condition.

Our operating results for certain components of our business may fluctuate on a seasonal basis.

Revenues from the sale of our products can fluctuate depending on the season. The demand for oil, natural gas and other fuels peak during the winter months. Since oil and natural gas producers make up our customer base, the demand for our products could fluctuate seasonally with the demand for oil and natural gas. Demand for natural gas and other fuels could vary significantly from our expectations depending on the location of our customers.

Our ability to successfully commercialize our technology and products may be materially adversely affected if we are unable to obtain and maintain effective intellectual property rights for our technologies and planned products, or if the scope of the intellectual property protection is not sufficiently broad.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. with respect to our proprietary technology and products. In recent years patent rights have been the subject of significant litigation. As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights is highly uncertain. Pending and future patent applications may not result in patents being issued which protect our technology or products or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the U.S. may diminish the value of patents or narrow the scope of patent protection. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we or were the first to file for patent protection of such inventions.

Even if the patent applications we rely on issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide us with a competitive advantage.

While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights. We cannot assure you that we would be successful in any such litigation. Our involvement in any intellectual property litigation could require the expenditure of substantial time and other resources, may adversely affect the development of sales of our products or intellectual property, may divert the efforts of our technical and management personnel, and could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect or enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our planned products throughout the world would be prohibitively expensive to us. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries may not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of any patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected, harming our business and competitive position.

Some of our proprietary intellectual property is not protected by any patent, copyright or patent or copyright applications, and, despite our precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. We rely upon confidential proprietary information, including trade secrets, unpatented know-how, technology, software, and other proprietary information, to develop and maintain our competitive position. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in the market. We seek to protect our confidential proprietary information, in part, by confidentiality agreements with our employees and our collaborators and consultants. We also have agreements with our employees and selected consultants that obligate them to assign their inventions to us. These agreements are designed to protect our proprietary information, however, we cannot be certain that our trade secrets and other confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets, or that technology relevant to our business will not be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees, consultants or collaborators that are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could be disclosed, misappropriated or otherwise become known or be independently discovered by our competitors. In addition, intellectual property laws in foreign countries may not protect trade secrets and confidential information to the same extent as the laws of the U.S. If we are unable to prevent disclosure of the intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which would harm our ability to protect our rights and have a material adverse effect on our business.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our distributors, contract manufacturers, and suppliers to manufacture, market, and sell our products, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. While we are not aware of any issued or pending patent applications that could restrict our ability to operate, we may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Third parties may assert infringement claims against us based on existing or future intellectual property rights. If we are found to infringe a third-party’s intellectual property rights, we may be temporarily or permanently prohibited from commercializing our products that are held to be infringing. We might, if possible, also be forced to redesign our products so that we no longer infringe the third party intellectual property rights or we could be required to obtain a license from such third-party to continue developing and marketing our products and technology. We may also elect to enter into such a license in order to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our products or force us to cease some of our business operations, which could materially harm our business.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could have a material adverse effect on our ability to compete in the marketplace.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for oilfield combustion management technologies, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. Our success depends upon our ability to design, develop and market new or modified combustion management technologies and related products. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to stringent regulatory standards and performance requirements and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

Our business and financial condition could be negatively impacted if we lose the services of certain members of senior management.

Our development to date has depended, and in the future will continue to depend, on the efforts of our senior management, including Brenton W. Hatch, CEO, Harold Albert, COO, and Andrew W. Limpert, CFO. We currently do not have key person insurance for these individuals, however, we plan to procure key person insurance on our CFO, Andrew W. Limpert. Departures by members of our senior management could have a negative impact on our business, as we may not be able to find suitable personnel to replace departing members on a timely basis or at all. The loss of any member of our senior management could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition.

Failing to attract and retain skilled employees could impair our growth potential and profitability.

Our ability to remain productive and profitable depends substantially on our ability to attract and retain skilled employees. Our ability to expand our operations is in part impacted by our ability to increase our labor force. The demand for skilled oilfield employees is high and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the wage rates paid by us, or both. If either of these events were to occur, our capacity and profitability could be diminished, and our growth potential could be impaired.

If we are unable to expand into new markets, our ability to grow our business and profitability as planned could be materially and adversely effected.

We intend to continue to pursue our aggressive growth strategy for the foreseeable future. Future operating results will depend largely upon our ability to expand to new markets and increase sales. To support this growth, we have and will continue to expand our marketing expenditures, add new employees and open additional offices. There can be no assurance that we will be able to expand our market share in our existing markets or successfully enter new or contiguous markets. Nor can there be any assurance that such expansion will not adversely affect our profitability and results of operations. If we are unable to enter into new markets, our business, results of operations, financial condition and cash flow could be materially and adversely affected.

If we are unable to manage growth effectively, our business, results of operations and financial condition could be materially and adversely affected.

Our ability to successfully expand to new markets, or expand our penetration in existing markets, is dependent on a number of factors including:

•	our ability to market our products and services to new customers;

•	our ability to provide increasingly large-scale support and training materials for a growing customer base;

•	our ability to hire, train and assimilate new employees;

•	the adequacy of our financial resources; and

•	our ability to correctly identify and exploit new geographical markets and to successfully compete in those markets.

There can be no assurance that we will be able to achieve our planned expansion, that our products will gain access to new markets or be accepted in new marketplaces, achieve greater market penetration in existing markets or that we will achieve planned operating results or results comparable to those we experience in existing markets in the new markets we enter.

Our awards of stock options to employees may not have their intended effect.

A portion of our total compensation program for key personnel has historically included the award of options to buy our common stock or the common stock of our subsidiaries. If the price of our common stock performs poorly, such performance may adversely affect our ability to retain or attract critical personnel. In addition, any changes made to our stock option policies, or to any other of our compensation practices, which are made necessary by governmental regulations or competitive pressures could affect our ability to retain and motivate existing personnel and recruit new personnel.

Risks Relating to our Stock

Our common stock lacks liquidity.

A significant percentage of our outstanding common stock is “restricted” and therefore subject to the resale restrictions set forth in Rule 144 of the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC” or “Commission”) under the Securities Act of 1933. These factors could adversely affect the liquidity, trading volume, price and transferability of our common stock.

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock has been volatile, and fluctuates widely in price in response to various factors, which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors such as the following could cause the market price of our common stock to fluctuate substantially:

•	the introduction of new products by our competitors;

•	announcements of technology advances by us or our competitors;

•	current events affecting the political and economic environment in the United States;

•	conditions or trends in the industry, including demand for our products and services and technological advances;

•	changes to financial estimates by us or by any securities analysts who might cover our stock;

•	additions or departures of our key personnel;

•	government regulation of our industry;

•	our quarterly operating and financial results; or

•	litigation or public concern about the safety of our products.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our products and services is closely related to those products.

The stock market in general experiences from time to time extreme price and volume fluctuations. Periodic and/or continuous market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility may be worse if the trading volume of our common stock is low.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

As of June 27, 2014, we had 48,041,563 shares of our common stock outstanding, and options that are exercisable into3,184,615 shares of our common stock. If any significant number of our outstanding shares are sold, such sales could have a depressive effect on the market price of our stock. We are unable to predict the effect, if any, that the sale of shares, or the availability of shares for future sale, will have on the market price of the shares prevailing from time to time. Sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could depress prevailing market prices for the shares. Such sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price, which we deem appropriate.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results, and current and potential stockholders may lose confidence in our financial reporting.

We are required by the SEC to establish and maintain adequate internal control over financial reporting that provides reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses in those internal controls.

In our Annual Report on Form 10-K for the year ended March 31, 2013, we reported that we had the following material weakness in our internal controls: (1) lack of a functioning Audit Committee and lack of independent directors on our Board of Directors (the “Board”), resulting in potentially ineffective oversight in the establishment and monitoring of required internal controls and procedures; (2) inadequate segregation of duties consistent with control objectives; (3) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements; and (4) ineffective controls over period end financial disclosure and reporting processes. Since March 31, 2013, we developed and implemented a remediation plan to address the identified material weakness as follows:

1. We have added four independent directors to our Board and on the 7th day of November, 2013, the Board passed a resolution creating a fully functioning Audit Committee comprised of independent directors;

2. We hired a separate accounts payable and accounts receivable clerks in an effort to provide segregation of duties in accordance with our control objectives;

3. We implemented several policies to increase the control over accounting and financial reporting; and,

4. We hired additional employees to supplement our internal finance team and help oversee the filing of quarterly and year-end filings.

Although we believe that these efforts have strengthened our internal control over financial reporting and address the concern that gave rise to the material weakness as of March 31, 2013, we cannot be certain that our revised internal control practices will ensure that we maintain adequate internal control over our financial reporting in future periods. Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC and The NASDAQ Capital Market, we could face severe consequences from those authorities. In either case, there could result a material adverse effect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting existing stockholders and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board. Our Board is empowered, without stockholder approval, to authorize the issuance of a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for the Board to authorize preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management

We do not anticipate paying cash dividends for the foreseeable future, and therefore investors should not buy our stock if they wish to receive cash dividends. Investors in this offering may never obtain a return on their investment.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our Board may deem relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock. Accordingly, you will need to rely on sales of your common stock after price appreciation, which may never occur, in order to realize a return on your investment.

Our management has a substantial ownership interest in our common stock and the availability of our common stock to the investing public may be limited.

Our management owns approximately 71.54% of our common stock, as of  June 27, 2014. The availability of our common stock to the investing public may be limited to those shares not held by our executive officers, directors and their affiliates, which could negatively impact our trading prices and affect the ability of our minority stockholders to sell their shares. Future sales by executive officers, directors and their affiliates of all or a portion of their shares could also negatively affect the trading price of our common stock.

Our management has significant influence over matters requiring shareholder approval.

Our management owns approximately 71.54% of our common stock, as of June 27, 2014. As a result, our management has sufficient voting power to control the outcome of many matters requiring shareholder approval. These matters may include:

•	the composition of our Board, which has the authority to direct our business, appoint and remove our officers, and declare dividends;

•	approving or rejecting a merger, consolidation or other business combination;

•	raising future capital; and

•	amending our articles of incorporation and bylaws.

This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give our other stockholders the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our share price. The interests of our management may differ from the interests of our other stockholders.

Furthermore, this concentration of ownership may delay, prevent or deter a change in control, or deprive you of a possible premium for your common stock as part of a sale of our company.

We may not be able to maintain compliance with The NASDAQ Capital Market’s continued listing requirements.

Our common stock is listed on The NASDAQ Capital Market. There are a number of continued listing requirements that we must satisfy in order to maintain our listing on The NASDAQ Capital Market. If we fail to maintain compliance with all applicable continued listing requirements for The NASDAQ Capital Market and NASDAQ determines to delist our common stock, the delisting could adversely affect the market liquidity of our common stock, our ability to obtain financing to repay any debt and fund our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on management’s beliefs and assumptions and on information currently available to management.  For this purpose any statement contained in this prospectus that is not a statement of historical fact may be deemed to be forward-looking, including, but not limited to, statements relating to our future actions, intentions, plans, strategies, objectives, results of operations, cash flows and the adequacy of or need to seek additional capital resources and liquidity.  Without limiting the foregoing, words such as “may”, “should”, “expect”, “project”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “budget”, “forecast”, “predict”, “potential”, “continue”, “should”, “could”, “will” or comparable terminology or the negative of such terms are intended to identify forward-looking statements, however, the absence of these words does not necessarily mean that a statement is not forward-looking.  These statements by their nature involve known and unknown risks and uncertainties and other factors that may cause actual results and outcomes to differ materially depending on a variety of factors, many of which are not within our control. Such factors include, but are not limited to, economic conditions generally and in the industry in which we and our customers participate; competition within our industry; legislative requirements or changes which could render our products or services less competitive or obsolete; the international geopolitical atmosphere, compliance with international laws and regulation, our failure to successfully develop new products and/or services or to anticipate current or prospective customers’ needs; price increases; the protection of our intellectual property, employee limitations; or delays, reductions, or cancellations of contracts we have previously entered into; sufficiency of working capital, capital resources and liquidity, and other factors detailed herein and in our other filings with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Forward-looking statements are predictions and not guarantees of future performance or events.  Forward-looking statements are based on current industry, financial and economic information which we have assessed but which by its nature is dynamic and subject to rapid and possibly abrupt changes.  Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements and we hereby qualify all our forward-looking statements by these cautionary statements.

These forward-looking statements speak only as of their dates and should not be unduly relied upon.  We undertake no obligation to amend this prospectus or revise publicly these forward-looking statements (other than pursuant to reporting obligations imposed on registrants pursuant to the Exchange Act) to reflect subsequent events or circumstances, whether as the result of new information, future events or otherwise.

USE OF PROCEEDS

The shares of common stock offered by this prospectus will be sold or distributed by the selling stockholders, and the selling stockholders will receive all of the proceeds, if any, from the sales of such shares by them. We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders (the “Selling Stockholders”), the number of shares of common stock known by us to be beneficially owned by the Selling Stockholders as of June 23, 2014 and the number of shares of common stock being registered for sale or distribution. The term “Selling Stockholders” includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. We are unable to determine the exact number of shares that will actually be sold or distributed because the Selling Stockholders may sell or distribute all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale or distribution of any of the shares. The following table assumes that the Selling Stockholders will sell or distribute all of the shares being offered for their account by this prospectus. The shares offered by this prospectus may be offered from time to time by the Selling Stockholders. The Selling Stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale or distribution. The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale or distribution of shares. The Selling Stockholders also may offer and sell, or distribute, less than the number of shares indicated.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered in the Offering	Number of Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Outstanding Shares of Common Stock Owned After the Offering
Wolverine Flagship Fund Trading Limited(2(3))	920,000	920,000	0	*
The Special Equities Group, LLC(2)(4)	50,000	50,000	0	*
Brio Capital Master Fund Ltd(5)	126,000	126,000	0	*
Herbert S. Klein	12,000	12,000	0	*
William Block	25,000	25,000	0	*
Barry Honig	100,000	100,000	0	*
Bibicoff Family Trust(6)	15,000	15,000	0	*
Cranshire Capital Master Fund, Ltd.(7)	20,000	20,000	0	*
S2 Partners LP(8)	813,000	213,000	600,000	1.2%
Bradley G. Bulloch	218,390	100,000	118,390	*
Good Energy Services LLC(9)	137,615	137,615	0	*
Robert R. Penn	137,615	137,615	0	*
Kenneth David Milne	420,000	40,000	380,000	*
Hudson Bay Master Fund Ltd.(10)	100,000	100,000	0	*
Paul F. & Janelle K. Weigel	12,000	12,000	0	*
Linda Fisher Silpe 2012 IRR Trust(11)	25,000	25,000	0	*
Roger McBride	10,000	10,000	0	*
Kevin Pritchett	200,000	100,000	100,000	*
Jay Evans	53,235	20,000	33,325	*
John Kramer	9,175	9,175	0	*
TOTAL	3,404,120	2,172,405	1,231,715
________________________

(1)	Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock by the Selling Stockholders.

(2)
The Selling Stockholder is affiliated with a broker-dealer, but is not itself a broker-dealer.  Based upon the representations of the Selling Stockholder, the Company believes the Selling Stockholder purchased the securities identified above for its own account in the ordinary course of business, and has no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(3)
Wolverine Asset Management, LLC ("WAM") is the investment manager of Wolverine Flagship Fund Trading Limited and has voting and dispositive power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. ("Wolverine Holdings"). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc. ("WTP"), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings and WAM disclaims beneficial ownership of these securities.

(4)	Jonathan Schechter, Joseph Reda and Adam Selkin are the members of The Special Equities Group, LLC. Jonathan Schechter is the natural person with voting and dispositive power over these shares.

(5)	Shaye Hirsch is a director of Brio Capital Master Fund Ltd.

(6)	Harvey Bibicoff, as trustee of the selling stockholder, has voting and investment control over the shares.

(7)
Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

(8)	Randall Russell Last as the president of the general partner of the selling stockholder has voting and investment control over the shares.

(9)
Maritch Energy Services, LLC (“Maritch”) and Cottonwood Investments, LLC (“Cottonwood”) are the members of Good Energy Services LLC. Maritch has voting control and investment discretion over securities held by Good Energy Services LLC. Mr. William Pritchard has voting control over Maritch and Mr. Gary Adams has voting control over Cottonwood.

(10)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaim beneficial ownership over these securities.

(11)	Donald Slipe, as trustee of the selling stockholder, has voting and investment control over the shares.

*           Less than 1%.

This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

We are not a party to any agreement, arrangement, or understanding regarding the sale of any of these shares, other than agreements requiring us to file and seek the effectiveness of the registration statement of which this prospectus forms a part, for the purpose of registering such shares for resale from time to time by the Selling Stockholders, and to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective until such time as all of the shares covered by this prospectus have been sold or until all of such shares may be sold pursuant to an exemption from registration.  Except as indicated in this prospectus, we are not aware of the Selling Stockholders having any position, office or other material relationship with us or our affiliates within the past three years other than as a result of the Selling Stockholders’ beneficial ownership of shares of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our articles of incorporation and our bylaws. For more detailed information, please see our articles of incorporation and our bylaws.

Our authorized capital consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board of Directors may from time to time determine.

We have not declared a cash dividend on any class of common equity in the last two fiscal years. There are no restrictions on our ability to pay cash dividends, other than any state law that may be applicable. Under Nevada law, dividends may be paid to the extent that a corporation’s assets exceed it liabilities and it is able to pay its debts as they become due in the usual course of business. We do not anticipate paying any dividends in the foreseeable future; it intends to retain the earnings that could be distributed, if any, for operations.

Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting for the election of directors is not provided in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Preferences. Upon our liquidation, dissolution or winding up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at the time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Market Information

Our common stock is presently quoted on The NASDAQ Capital Market under the symbol “PFIE”. See the cover page of this prospectus for a recent closing price of our common stock as reported by The NASDAQ Capital Market.

Anti–Takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our Board of Directors and management.

According to our articles of incorporation and bylaws, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors.

The authorization of preferred stock with either specified voting rights or rights providing for the approval of extraordinary corporate action could be used to create voting impediments or to frustrate persons seeking to effect a merger or to otherwise gain control of the Company by diluting their stock ownership.

Nevada Anti–Takeover Laws

Certain provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Article VIII of our articles of incorporation provides that the control share acquisition act shall not be applicable to any acquisition of a controlling interest in us.

Additionally the control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

Therefore, the provisions of the control share acquisition act will not apply to acquisitions of our common stock. In the event our articles of incorporation are amended to provide for the applicability of the control share acquisition act and the other above mentioned requirements are met, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is OTC Stock Transfer, Inc., telephone number (801) 272-7272.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Dorsey & Whitney LLP, Salt Lake City, Utah will pass for us upon the validity of the securities being offered by this prospectus and applicable prospectus supplement, and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

Sadler, Gibb & Associates, LLC, an independent registered public accounting firm (“SGA”), has audited our financial statements and the effectiveness of the Company’s internal control over financial reporting incorporated by reference in this prospectus for the year ended March 31, 2014, as set forth in their report contained in our annual report on Form 10-K, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on SGA’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC.  We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.  You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available.  The address of the SEC’s web site is “http://www.sec.gov.” We maintain a website at www.profireenergy.com.  Information contained in or accessible through our website does not constitute a part of this prospectus.

MATERIAL CHANGES

On June 2, 2014, we filed a registration statement on form S-1 to register shares of our common stock with the Securities and Exchange Commission to be offered to the public by us and by certain selling stockholders named in the registration statement. We also filed amendments to such registration statement on June 19, 2014, June 24, 2014, June 25, 2014, and June 26, 2014. We estimate that our net proceeds from the sale of shares of our common stock by us pursuant to the registration statement will be approximately $16,430,000, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We expect to use the proceeds from the offering, to help fund Company growth initiatives.  Maxim Group LLC and Chardan Capital Markets, LLC are acting as the Joint Book Running Managers for the offering.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.  We incorporate by reference the documents listed below that we have previously filed with the Commission:

•	Our Annual Report on Form 10-K for the year ended March 31, 2014, filed with the SEC on June 30, 2014;

•	Our Definitive Proxy Statement filed on January 17 2014; and

•
The description of our common stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 26, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering or the termination of the offering.  Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents.  Requests should be directed to:  Profire Energy, Inc., Attention:  Investor Relations, 321 South 1250 West, Suite 1, Lindon, Utah 84042 and our telephone number is (801) 796-5127.

Profire Energy, Inc.

2,172,405 Shares of Common Stock

PROSPECTUS

July 8, 2014